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                             AMENDMENT NO. 1 TO THE
                          AMENDED AND RESTATED BY-LAWS
                                       OF
                          OPTICARE HEALTH SYSTEMS, INC.

         The Amended and Restated By-laws of OptiCare Health Systems, Inc., a Delaware corporation, are amended by adding to the end of Article III thereof the following new provision as follows:

         Section 3.14  Special Voting Provisions.

         (a) For so long as Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership ("Palisade"), holds more than 50% of the voting power of the Corporation, the Series B 12.5% voting convertible participating preferred stock (the "Series B Preferred Stock") may be redeemed pursuant to
Section 7(a) of the certificate of designation authorizing the Series B Preferred Stock only with the approval of a majority of the Independent Directors (as hereinafter defined) of the Corporation.

         (b) For so long as Palisade holds more than 50% of the voting power of the Corporation, the Corporation shall not take any of the following actions (other than as provided in the terms of securities already held by Palisade as of December 31, 2001 or the terms of the Series B Preferred Stock) without the approval of a majority of the Independent Directors of the Corporation:

              (i) Issuance to Palisade or any affiliate of Palisade of (A) any new class or series of preferred stock authorized by the Corporation's certificate of incorporation, as amended from time to time, (B) any new class or series of preferred stock authorized or to be authorized hereafter under an amendment of the certificate of incorporation of the Corporation, or (C) any security convertible into or exchangeable for (with or without payment of any additional consideration) any of the securities described in clauses A or B hereof.

              (ii) declaration or payment of any dividend, in cash, property or securities of the Corporation.

         (c) For purposes of this Section 3.14, "Independent Director" has the meaning set forth in Section 121 of the Listing Standards, Policies and Requirements of the American Stock Exchange.

         (d) For so long as Palisade holds more than 50% of the voting power of the Corporation, no amendment of this Section 3.14 of the by-laws shall be made without the approval of a majority of (i) the Independent Directors, or (ii) stockholders other than Palisade or its transferees, other than transferees in a public offering registered under the Securities Act of 1933, as amended (the "Act") or pursuant to Rule 144 of the Securities and Exchange Commission promulgated under the Act.

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         (e) Any conflict or inconsistency between this Section 3.14 and any other provision of these by-laws, including without limitation Articles IX and XII, shall be governed by this Section 3.14.

         I HEREBY CERTIFY that the foregoing is a full, true and correct copy of Amendment No. 1 to the Amended and Restated By-laws of OptiCare Health Systems, Inc., a Delaware corporation, as in effect on the date hereof.

Dated:  January 25, 2002               /s/ William A. Blaskiewicz
                                       --------------------------
                                       Secretary, OptiCare Health Systems, Inc.